EXHIBIT 99.1

Nevada Gold Completes Sale of Membership Interest in American Racing

HOUSTON, June 18, 2007 (PRIME NEWSWIRE) -- Nevada Gold & Casinos, Inc. (AMEX:UWN) today announced that effective June 14, 2007, it has completed the sale of its 22.8% membership interest in American Racing and Entertainment, LLC to its partners, Southern Tier Acquisition II LLC and Oneida Entertainment, LLC.

The Company will receive three payments totaling $4.3 million for its membership interest in American Racing, which owns the Tioga Downs Racetrack in Nichols, New York and the Vernon Downs Racetrack in Vernon, New York. The transaction also includes the July 12, 2007 release of a certificate of deposit of approximately $1.1 million currently pledged by Nevada Gold on behalf of American Racing.

In connection with the sale, Nevada Gold has terminated its existing Management Agreements with both Vernon Downs and Tioga Downs and has received approximately $110,000 in management fees due. In addition, Nevada Gold will no longer guarantee approximately $13 million of debt or other obligations of American Racing and Entertainment, LLC.

"We are pleased to have completed this transaction and look forward to using the proceeds from the sale for future acquisitions," said Robert Sturges, Chief Executive Officer of Nevada Gold. "This is an important step for us and underscores our commitment to building value for Nevada Gold's shareholders."

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future,"  intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional  Indian gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (AMEX:UWN) of Houston, Texas is a developer, owner and operator of gaming facilities and lodging entertainment facilities in Colorado and California. The Company owns a 43% interest in the Isle of Capri-Black Hawk LLC, which owns Isle of Capri-Black Hawk and Colorado Central Station, both of which are in Black Hawk, Colorado. Colorado Grande Casino in Cripple Creek, Colorado is wholly owned and operated by Nevada Gold. The Company also works with Native American tribes in a variety of capacities. Native American projects consist of a casino to be built in Pauma Valley, California for the La Jolla Band of Luiseno Indians and a casino to be developed by Buena Vista Development Company, LLC in the city of Ione, California for Buena Vista Rancheria of Me-Wuk Indians. For more information, visit www.nevadagold.com.

The Nevada Gold & Casinos, Inc. logo is available at http://www.primezone.com/newsroom/prs/?pkgid=1552

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CONTACT:	Nevada Gold & Casinos, Inc. Robert B. Sturges (713) 621-2245

Integrated Corporate Relations Don Duffy (203) 682-8200

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